EXHIBIT 10.20

QUMU CORPORATION
PERFORMANCE STOCK UNIT AWARD AGREEMENT

Participant: __________________________	Grant: ________ Performance Stock Units
Grant Date: _________________, 2018

THIS PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made as of the Grant Date set forth above, by and between Qumu Corporation, a Minnesota corporation (the “Company”), and the Participant named above (“Participant”) setting forth the terms and conditions of an award of Performance Stock Units granted to Participant pursuant to the Qumu Corporation Second Amended and Restated 2007 Stock Incentive Plan, as amended and as may be further amended from time to time (the “Plan”).
1.Grant. Effective on the Grant Date, Participant has been granted the number of Performance Stock Units indicated above, which entitles Participant to receive up to the same number of shares of common stock of the Company (the “Shares”) in accordance with the provisions of this Agreement and the provisions of the Plan. Capitalized terms used herein and not defined shall have the meaning given such terms in the Plan.
2.    Performance Vesting; Forfeiture.

a.	As used in this Agreement, the following terms shall have the respective meanings:

i.
“Determination Date” means the date of determination and certification by the Committee of achievement of the Percentage Achievement of the Performance Goals for Performance Period 1 or Performance Period 2.

ii.
“Percentage Achievement” means the respective percentage achievement (which shall not be more than 100%) of the Performance Goals for Performance Period 1 and Performance Period 2, as determined by the Committee.

iii.	“Performance Goals” mean those performance goals set forth on Exhibit A.

iv.	“Performance Period 1” shall mean the period from January 1, 2018 to and including December 31, 2018.

v.	“Performance Period 2” shall mean the period from January 1, 2019 to and including December 31, 2019.

b.
For Performance Period 1, two-thirds (2/3) of the Performance Stock Units will vest and no longer be subject to the restrictions of and risk of forfeiture under this Agreement on the Determination Date as to such number of Performance Stock Units multiplied by the Percentage Achievement, rounded down to the nearest whole Share.

c.
For Performance Period 2, one-third (1/3) of the Performance Stock Units will vest and no longer be subject to the restrictions of and risk of forfeiture under this Agreement on the Determination Date as to such number of Performance Stock Units multiplied by the Percentage Achievement, rounded down to the nearest whole Share.

d.
If Participant’s employment with the Company and/or a subsidiary of the Company terminates for any reason, including, but not limited to death, Disability or Retirement, all Performance Stock Units at that time not vested shall be forfeited to the Company without payment of any consideration therefor as of the date of such termination unless the Committee determines that all or any part of the Performance Stock Units shall vest as of the date of such termination.

e.
Notwithstanding any other provision of this Agreement, if there is a Change in Control of the Company, the Performance Stock Units will fully (100%) vest and no longer be subject to the restrictions of, and risk of forfeiture under, this Agreement.

3.    Maturity and Issuance of Shares; Restricted Shares. The “Maturity Date” for a particular Performance Stock Unit shall be the earliest date on which the Performance Stock Units vest and all restrictions described in Section 2 on such Performance Stock Units lapse. Upon the Maturity Date for a particular Performance Stock Unit, the Company shall, within 90 days of such date (30 days in the event of a Change in Control) issue and deliver to Participant one Share in settlement of that Performance Stock Unit and such Shares so earned and issued shall be subject to the Restrictions during the Restricted Period (as described herein) and upon issuance shall be referred to herein as the “Restricted Shares”; provided that notwithstanding the later delivery to Participant of Restricted Shares, Participant shall be deemed to be the record owner of such Restricted Shares on the Maturity Date. Certificates evidencing Restricted Shares shall be deposited with the Company to be held in escrow until such Shares are released to Participant or forfeited in accordance with this Agreement. If any Restricted Shares are forfeited, the Company shall direct the transfer agent of the Shares to make the appropriate entries in its records showing the cancellation of the certificate or certificates for such Restricted Shares and the Shares represented thereby shall have the status as authorized but unissued Shares.
4.    Restricted Shares. During the period from the Maturity Date and prior to the lapse of the restrictions as set forth in Sections 5(b) and 6 (the “Restricted Period”) and subject to earlier termination of the Restricted Period or forfeiture of the Restricted Shares, the Restricted Shares, and all rights with respect to the Restricted Shares, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered or disposed of and shall be subject to the risk of forfeiture contained in Section 5 of this Agreement (such limitations on transferability and risk of forfeiture being herein referred to as “Restrictions”), but Participant shall have all other rights of a Company shareholder with respect to the Restricted Shares, including, but not limited to, the right to vote and receive dividends on the Restricted Shares.

5.    Forfeiture of Restricted Shares.
(a)    Termination of Employment. If Participant’s employment with the Company and/or a subsidiary of the Company terminates for any reason, including, but not limited to death, Disability or Retirement, all Shares that at that time are Restricted Shares shall be forfeited to the Company without payment of any consideration therefor as of the date of such termination unless the Committee determines that the Restrictions shall lapse on all or any part of the Restricted Shares as of the date of such termination.

(b)    Change in Control. Notwithstanding any other provision of this Agreement, if there is a Change in Control of the Company during the Restricted Period, the Restricted Shares will fully (100%) vest and the Restrictions shall lapse on the Restricted Shares to the extent such Restrictions have not already lapsed pursuant to Section 6 such that the Restricted Shares will no longer be subject to the restrictions of, and risk of forfeiture under, this Agreement.
6.    Lapse of Restrictions. Except as provided in Section 5, the Restrictions on any Restricted Shares granted under this Agreement shall lapse as to such Restricted Shares on the 364th day from the Maturity Date relating to such Restricted Shares. Upon lapse of the Restrictions in accordance with this Section, the Company shall, as soon as practicable thereafter, deliver to Participant a certificate for the Shares with respect to which such Restrictions have lapsed or direct the transfer agent for the Shares to credit Participant’s book entry account with such number of Shares.
7.    No Rights As Shareholder in Performance Stock Units. Until Restricted Shares are issued in settlement of the Performance Stock Units on the Maturity Date, Participant will not be deemed for any purpose to be, or have rights as, a Company shareholder or receive dividends with respect to Shares issuable with respect to the Performance Stock Units, except as provided below. Participant is not entitled to vote any Shares by virtue of the award of Performance Stock Units until the Restricted Shares are issued in settlement of the Performance Stock Units.
8.    Dividend Equivalents. During the period from the Grant Date to the Maturity Date, the Company shall accumulate a cash amount equal to dividends in cash or property paid from time to time on issued and outstanding Shares in an amount that is equivalent to the dividends which Participant would have received had Participant been the owner of the number of Shares equal to the number of Performance Stock Units granted hereunder. The cash shall accumulate as a book entry on the books of the Company and shall accrue interest until the Maturity Date computed using the one-year Treasury Bill rate as of January 1 of the calendar year for which interest is credited. A cash amount plus interest (collectively, “Dividends”) shall be paid to Participant on the Maturity Date in respect of the number of Performance Stock Units vested on the Maturity Date. The payment of Dividends and interest hereunder shall be treated as additional compensation to Participant.
9.    No Transferability. Neither the Performance Stock Units, nor the Restricted Shares nor any interest or right therein or part thereof shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

10.    Administration and Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code or be exempt from Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Any provision of this Agreement that would fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. This Agreement may be terminated by mutual agreement between Participant and the Company prior to the date all amounts have been distributed to Participant only if the termination complies with Section 409A of the Code.
11.    Successors and Heirs. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. In the event of Participant’s death, any Shares to which Participant may become entitled pursuant to this Agreement or the Plan will be delivered to his or her heirs or personal representative in accordance with the terms of the Plan.
12.    Governing Law. This Agreement and any matter relating to the Performance Stock Units will be construed, administered and governed in all respects under and by the applicable laws of the State of Minnesota, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement, the Plan, the award of Performance Stock Units, the issuance of Restricted Shares or the Shares to the substantive law of another jurisdiction.
13.    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require Participant to remit to the Company, as a condition precedent for the delivery by the Company of the Shares in settlement of the Performance Stock Units or upon lapse of Restrictions on the Restricted Shares, an amount sufficient to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the grant, vesting or settlement of the Performance Stock Units or the grant, vesting or lapse of Restrictions on the Restricted Shares. Such tax withholding amount may be satisfied by Participant if a U.S. employee in cash or in Shares, either by delivery of Shares already owned by Participant or by authorizing the Company to retain the number of Shares from the Restricted Shares or the Shares issuable to Participant as the Company determines to be sufficient to satisfy such tax withholding obligation. Notwithstanding the foregoing, in no event shall payment of withholding taxes be made by retention of Shares by the Company unless the Company retains only Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld. The Company may also deduct from any award under the Plan payment of any other amounts due by Participant to the Company.
14.    Plan Controls. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan. In accordance with the Plan, all decisions of the Committee shall be final and binding upon Participant and the Company.

IN WITNESS WHEREOF, the Company and Participant have each executed and delivered this Agreement as of the Grant Date.

QUMU CORPORATION

By:

Its:

PARTICIPANT:

[NAME OF PARTICIPANT]

EXHIBIT A

Performance Goals

The Company’s revenue and renewal retention percentage for Performance Period 1 and the Company’s free cash flow from operations for Performance Period 2 shall equal or exceed the following respective thresholds:

Performance Goals	Performance Period 1	Performance Period 2
Revenue
Renewal Retention Percentage
Free Cash Flow From Operations

The Performance Goals shall be weighted equally within Performance Period 1. Revenue shall be determined in accordance with U.S. generally accepted accounting principles consistently applied. Renewal retention percentage and free cash flow from operations shall be determined by the Committee. In each case, such determinations are subject to such adjustments as the Committee shall determine in its sole discretion.